                                                                  EXHIBIT 10.54


                          AGREEMENT AND GENERAL RELEASE

         This Agreement and General Release (the "Agreement") is entered into as of October 16, 2000, by and between WestPoint Stevens Inc., a Delaware corporation (the "Company") and Thomas J. Ward, an individual resident of New York (the "Executive").

                     I.    STATEMENT OF BACKGROUND INFORMATION


         A. Executive has been employed as President and Chief Operating Officer of the Company and a member of the Board of Directors at the Company's offices in New York, New York, and the Company and Executive are parties to an Employment Agreement dated as of July 1, 2000 (the "Employment Agreement").

         B. Executive has resigned his position as an officer and a Director of the Company effective as of October 16, 2000.

         C. The Company intends to retain Executive under different terms of employment set forth herein following the termination of Executive's employment under the Employment Agreement.

         D. Executive and the Company desire to enter into this Agreement to settle fully and finally all differences between them, including any differences that might arise under the Employment Agreement, Executive's employment and termination of employment with the Company, and Executive's employment under different terms with the Company.

                           II.      STATEMENT OF AGREEMENT

         In consideration of the mutual covenants and obligations hereinafter set forth, the receipt and adequacy of which are expressly acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. Termination of Employment Agreement. The Employment Agreement, and Executive's employment thereunder, shall terminate effective on December 31, 2000 (the "Employment Agreement Termination Date"). Executive shall resign from his position as an officer of the Company effective as of October 16, 2000, but shall remain an employee of the Company through the Employment Agreement Termination Date. During the remainder of his employment under the Employment Agreement, Executive shall perform such duties as the Board of Directors shall determine from time to time at its sole discretion, provided that in no circumstance shall Executive have authority to act as an officer on behalf of the Company. Executive's employment may be terminated prior to the Employment Agreement Termination Date only in accordance with the terms of the Employment Agreement.

2.       Retention of Executive under New Terms.

                  A. Retention Term. Company agrees to retain Executive as an employee, effective as of January 1, 2001 (the "Effective Date"), for a period of eighteen (18) months commencing on the Effective Date (the "Retention Term"). During the Retention Term, Executive shall perform such duties as the Chief Executive Officer of the Company shall determine from time to time at his sole discretion, provided that in no circumstance shall Executive have authority to act as an officer on behalf of the Company. The Executive shall serve the Company faithfully and to the best of his ability, devoting substantially all his business time, attention, knowledge, and skills to such employment; provided, however, that Executive may devote reasonable periods of time to civic or community affairs and engage in personal investment activities, so long as such activities do not, individually or in the aggregate, violate the provisions of Section 8 of this Agreement. Executive may, by written notice to the Company, terminate his employment during the Retention Term at any time. Executive's employment may be terminated by the Company for Cause during the Retention Term only if Executive: (i) is charged with a crime of moral turpitude, (ii) commits an act of fraud, embezzlement, or dishonesty toward the Company, (iii) willfully breaches any of the terms of this Agreement, including, but not limited to, this
Section 2 and Section 8 of this Agreement, or (iv) accepts employment with any entity other than the Company or its affiliates. For purposes of this provision, the Company shall be deemed to have Cause to terminate Executive's employment pursuant to clause (iii) of the preceding sentence only if the conduct has not been corrected within thirty (30) days following written notice thereof to Executive, such notice stating with specificity the nature of the breach.

                  B. Compensation and Benefits. During the Retention Term, the Company shall pay to the Executive a base salary, payable in accordance with the Company's standard payroll practices, at an annual rate of $80,000 ("Base Salary"). Executive shall be entitled to participate in any medical, dental, disability, insurance, retirement, savings, or other welfare or fringe benefit plans or programs made generally available to the Company's non-executive salaried employees. Executive shall not be entitled to receive awards or grants under any equity-based compensation plans or bonus plans. Awards made to Executive under the Company's 1995 Key Employee Stock Bonus Plan (the "Stock Bonus Plan") that have been earned as of the date hereof and outstanding options granted to Executive under the Company's Omnibus Stock Incentive Plan and any other option plans shall continue to vest in accordance with their terms during the Retention Term.

                  C. Obligations Upon Termination of Employment. If Executive shall terminate his employment with the Company during the Retention Term for any reason, or the Company shall terminate Executive's employment during the Retention Term for Cause, Executive shall no longer be entitled to the compensation and benefits set forth in Section 2(B). If the Company terminates Executive's employment other than for Cause, Executive shall receive his Base Salary under Section 2(B) for the remainder of the Retention Term, and the Company shall in addition provide to the Executive any other amounts or benefits required to be paid or provided, or which the Executive is eligible to receive, or would have been eligible to receive under any plan, program, policy or practice or contract or agreement of the Company had Executive remained employed with the Company throughout the Retention Term, including payment of any benefits under any welfare plan, retirement plan, or other deferred compensation plan that Executive would have been entitled to receive benefits under had he remained employed and accrued service credit throughout the Retention Term.

         3. Payment Term Consideration to Executive Arising out of the Termination of the Employment Agreement.

         In consideration for the general release and for the covenants contained herein, the Company agrees to pay to Executive or, in the event of his death, his estate, the following amounts, subject to the terms hereof. Except as set forth in this Agreement, Executive acknowledges that there are no other compensation, wages, salary, or other amounts due and owing to him from the
Company:

                  A.       Cash Payments.

                           i.       Compensation Under Employment Agreement.
Until the Employment Agreement Termination Date, Executive shall be paid his normal base salary and benefits under the Employment Agreement.

                           ii.      Continued Payments. For a period of three
(3) years from the Employment Agreement Termination Date (the "Payment Term"), the Company shall pay the Executive an annual amount of $510,000, payable in equal installments in accordance with its usual and customary payroll practices. During the Retention Term, the amounts payable in this Section 3(A)(ii) shall be offset and payments hereunder shall be reduced by the amount of salary Executive receives from the Company for employment under Section 2(B) hereto.

                           iii.     MIP Bonus Replacement. Company will pay to
Executive three (3) consecutive annual lump sum payments of $306,000, payable in February of the next three calendar years, commencing in February 2001. These payments represent and replace Executive's target bonus under the Management Incentive Plan.

                  B. Equity Compensation. During the Retention Term, Executive's previously earned awards under the Stock Bonus Plan shall continue to vest and be delivered to Executive on the dates set forth in each such award. Upon the expiration of the Retention Term, all previously earned non-vested awards under the Stock Bonus Plan will become immediately vested and be delivered to Executive, notwithstanding any provision for the forfeiture of an unvested award upon termination of employment. Notwithstanding any provision of any stock option agreement between Executive and the Company, any option having an exercise price of $30 or more per share, whether vested or nonvested, shall be forfeited by Executive as of January 7, 2001. Upon the termination of Executive's employment (whether prior to or at the conclusion of the

Retention Term), any options that have not previously terminated or been forfeited shall remain exercisable only in accordance with their original terms.

              C.       Benefits Compensation.

                       i. Medical and Dental Coverage. Throughout the Payment Term, the Company shall continue to make available medical and dental benefits to the Executive, and members of the Executive's family who are enrolled in the medical and dental plans at the Employment Agreement Termination Date, at least equal to those which would have been provided in accordance with the benefit plans Executive participated in during his employment. Executive will be responsible for paying the full cost of coverage for such benefits, except when covered as an employee during the Retention Term of this Agreement. This coverage shall be in addition to and shall not reduce any continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); provided, however, that such benefits shall cease if the Executive becomes eligible to receive medical or dental benefits by virtue of subsequent employment.

                       ii. Executive Retirement Plans. During Executive's employment with the Company within the Retention Term, Executive will not be eligible to participate in and accrue further benefits or service credits under the Company's Supplemental Retirement Plan ("SRP"), but shall continue to accrue employment service credit under the Supplemental Executive Retirement Plan ("SERP").

                       iii. Automobile Allowance. Upon the Employment Agreement Termination Date, Executive shall no longer be eligible for an automobile allowance. Within 60 days of the Employment Agreement Termination Date, Company will either assume payments under the current automobile lease for Executive's company car, or will pay the costs for terminating the lease on said automobile. Upon assuming the payments or satisfying the lease, any property interest remaining in the automobile shall be considered Company property and Executive will return said automobile to the Company.

                       iv. Outplacement Services. For a period of six (6) months after the Retention Term, or until such earlier time as Executive obtains other employment, Company will provide Executive with appropriate executive-level outplacement services with the Company's customary provider to assist Executive in obtaining other employment.

         4. Deductions and Withholding; Expenses. Executive agrees that the Company may withhold from any and all compensation paid to and required to be paid to Executive pursuant to this Agreement, all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations then in effect. For purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by Executive.

         5.       Release of Company.

                  A. Release of Claims. Except for the obligations of Company under this Agreement, Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys, (the "Released Parties") from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney's fees and costs, or liabilities whatsoever, in law or in equity ("Claims"), which Executive ever had or now has against the Released Parties, including any Claims arising by reason of or in any way connected with any employment relationship or Employment Agreement which existed between Company, or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Agreement is intended to cover all Claims which may be traced either directly or indirectly to the aforesaid employment relationship, any change in Executive's position, title, or responsibility during that relationship, and the termination of that relationship, that Executive has, had, or purports to have, from the beginning of time to the present, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship, including, but not limited to, Claims for employment discrimination under federal or state law; Claims arising under Title VII of the Civil Rights Act, 42 U.S.C. ss. 2000(e), et seq., the Americans With Disabilities Act, 42 U.S.C. ss. 12101 et seq. or the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq.; Claims for statutory or common law wrongful discharge; Claims for attorney's fees, expenses and costs; Claims for defamation; Claims for intentional infliction of emotional distress; Claims for wages or vacation pay; Claims for benefits, including any Claims arising under the Employee Retirement Income Security Act, 29 U.S.C. ss. 1001, et seq.

         Without limiting the generality of the foregoing, Executive agrees that by executing this Agreement, he has released and waived any and all Claims he has or may have as of the date of this Agreement under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this Agreement; that he may, before executing this Agreement, consider this Agreement for a period of twenty-one (21) calendar days; and that he is receiving consideration for this Agreement to which he was previously not entitled. It is further understood that this Agreement is not effective until seven (7) calendar days after the execution of this Agreement and that Executive may revoke this Agreement within seven (7) calendar days from the date of execution of this Agreement.

                  B. Return of Consideration Upon Assertion of a Released Claim. In the event Executive shall breach or attempt to rescind this Agreement or shall institute a Claim against any of the Released Parties that would otherwise be subject to this release after the Effective Date, Executive agrees that he will first return to the Company all consideration received hereunder and the Company shall be entitled to all attorneys' fees and costs incurred in defending any Claim that Executive purports to release in this Agreement.

                  C. Release Upon Expiration of Retention Term. Executive further agrees that upon expiration of the Retention Term in Section 2(A) hereto, he will execute another mutually agreeable release in substantially the form attached hereto as Exhibit "A," and that upon expiration of the Retention Term, all payments due Executive under the Payment Term of this Agreement shall be suspended or eliminated until such time as Executive shall execute an appropriate release of claims. In the event Executive shall fail or refuse to execute said release, then Company shall be relieved from payment of any further consideration under Section 3 during the remainder of the Payment Term.

         6. Release of Executive. The Company, for itself, its successors, assigns, attorneys, and all those entitled to assert its rights, now and forever hereby releases and discharges Executive from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney's fees and costs, or liabilities whatsoever, in law or in equity ("Claims"), which the Company ever had or now has against Executive, including any Claims arising by reason of or in any way connected with any employment relationship or Employment Agreement which existed between Company, or any of its parents, subsidiaries, affiliates, or predecessors, and Executive, excluding only Claims that arise in connection with any felony or crime of dishonesty, fraud or moral turpitude for which Executive is indicted for, convicted of, or pleads no contest to. It is understood and agreed that this Agreement is intended to cover all Claims which may be traced either directly or indirectly to the aforesaid employment relationship, and the termination of that relationship, that the Company has, had, or purports to have, from the beginning of time to the present, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship. Notwithstanding the foregoing, this Section 6 shall be null and void in the event Executive shall breach any provision of or attempt to rescind this Agreement.

         7. Return of Company Property. Executive shall be entitled to retain the laptop computer, Palm Pilot, fax machine, telephone and other office equipment provided by the Company for use in Executive's home or while traveling (the "Retained Office Equipment"). As soon as practicable, but in no event later than five (5) days after the Employment Agreement Termination Date, Executive will allow the removal of all Company-owned software from his computers and will return to the Company all property of the Company, other than the Retained Office Equipment, then in his possession, including, but not limited to, files, records, customer information, Confidential Information, Trade Secrets, and any written or electronic information that might constitute non-public insider information under the Securities and Exchange Act of 1934. Upon return of all property, Executive shall represent to the Company that he has no other Company property in his possession. Any Company property provided to Executive during the subsequent Retention Term shall be returned at the end of such term.

         8.       Restrictions on Conduct of the Executive.

                  A. General. The Executive and the Company understand and agree that the purpose of the provisions of this Section 8 is to protect the legitimate business interests of the Company, including the protection of Confidential Information and Trade Secrets, and is not intended to impair or infringe upon the Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. The Executive hereby acknowledges that the post-employment restrictions set forth in this Section 8 are reasonable and that they do not, and will not, unduly impair his ability to earn a living. Therefore, subject to the limitations of reasonableness imposed by law, the Executive shall be subject to the restrictions set forth in this Section 8.

                  B.       Restrictive Covenants.

                           i.       Restriction on Disclosure and Use of
Confidential Information and Trade Secrets. Executive hereby agrees that the Executive shall not, directly or indirectly, during the Restricted Period reveal, divulge, or disclose to any entity any Confidential Information, and the Executive shall not, directly or indirectly, at any time after the Employment Agreement Termination Date, use or make use of any Confidential Information in connection with any business activity. The Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others. This Agreement is not intended to, and does not alter either the Company's rights or the Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

                  For purposes of this Agreement, "Confidential Information" means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. Confidential Information shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. Confidential Information shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

                  "Restricted Period" means the term of Executive's employment with the Company and a period extending for two years from Executive's employment with the Company; provided, however, with respect to any Trade Secret that constitutes a trade secret under New York law, the Restricted Period shall be of unlimited duration.

                  "Trade Secrets" means all information, with regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a "trade secret(s)" under the common law or statutory law of the State of New York.

                           ii.      Nonsolicitation of Protected Employees.
Executive hereby agrees that for a period of eighteen (18) months from the Employment Agreement Termination Date, the Executive shall not directly or indirectly on the Executive's own behalf or as a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant of any individual, corporation, partnership, joint venture, limited liability company, association or other entity or enterprise, solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person. "Protected Employees" means employees of the Company who were employed by the Company at any time within six (6) months prior to the Employment Agreement Termination Date.

                           iii.     Restriction on Relationships  with Protected
Customers. Executive hereby agrees that for a period of eighteen (18) months from the Employment Agreement Termination Date, the Executive shall not directly or indirectly on the Executive's own behalf or as a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant of any individual, corporation, partnership, joint venture, limited liability company, association or other entity or enterprise, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing competitive services or products with the Company; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom the Executive had Material Contact on the Company's behalf during the twelve
(12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, the Executive had "Material Contact" with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company's behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with the Company. "Protected Customers" means any Person to whom the Company has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Employment Agreement Termination Date.

                  iv. Noncompetition with the Company. In consideration of the compensation and benefits being paid and to be paid by the Company to the Executive hereunder, and in consideration of Executive's former employment with the Company, Executive hereby agrees that, for a period of eighteen (18) months from the Employment Agreement Termination Date, the Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor. "Competitive Position" means any employment with a Competitor in which the Executive will use or is likely to use any Confidential Information or Trade Secrets, or in which the Executive has duties for such Competitor that are the same or similar to those services performed by Executive for the Company. "Restricted Territory" means the United States of America. "Competitor" means any of the companies or other entities identified and set forth on Exhibit B of this Agreement, which is expressly incorporated herein, as well as any successor entity to any of the companies or entities identified on Exhibit B.

                  C.       Enforcement of Restrictive Covenants.

                           i.       Rights and Remedies Upon Breach. In the
event the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and the remedy to cease payment of any continuing compensation and benefits that would otherwise be due to Executive under this Agreement.

                           ii.      Severability of Covenants. The Executive
acknowledges and agrees that the restrictive covenants herein are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and the Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

         9. Confidentiality and Non-Disparagement. Executive and the Company covenant and warrant that they have not and will not disclose or publish, verbally, in writing or otherwise, to any person or entity the amount of consideration passing pursuant to this Agreement, or any other term or consideration passing pursuant to this Agreement. The parties specifically except from this limitation the following: as to Executive, his tax advisor(s), his immediate family, and the Internal Revenue Service; as to the Company, its attorneys, accountants, directors, and only those employees determined to have a bona fide need to know the information, in the Company's good faith determination, as well as any disclosures required by state or Federal law, including, but not limited to the Securities and Exchange Act of 1934. Executive and the Company further covenant and warrant that neither will make any statements or comments of a defamatory or disparaging nature to third parties, including the Company's customers or potential employers of Executive, regarding Executive, the Company or its directors, officers, personnel, or products. Executive further agrees that, should he breach the obligations set forth in this Paragraph 9, the Company will be entitled to cease payment of all continuing consideration for the remainder of the Payment Term of this Agreement. Executive further agrees that any breach of this paragraph shall cause irreparable harm to the Company, and nothing herein shall prohibit the Company from seeking equitable relief, including an injunction, in the case of a breach of the terms of this paragraph.

         10. Entire Agreement. This Agreement embodies the entire agreement of the parties and supercedes any prior written or oral Agreement, including, without limitation, the Employment Agreement between the parties. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

         11. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

         12. Governing Law. This Agreement shall be subject to, and governed by, the internal laws of the State of New York, without regard to choice of law principles.

         13. Assignability; Successors. The obligations of Executive may not be delegated and, Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and Executive agree that this Agreement and each of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and binding upon any corporation or other business entity which succeeds to the assets or conducts the business of the Company, whether directly or indirectly, by purchase, merger, consolidation or otherwise (a "Successor"). Any Successor shall, by an agreement in form and substance reasonably satisfactory to Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if there had been no Successor.

         14. Effective Date. The Effective Date of this Agreement shall be seven (7) days after it is fully executed by the parties, and Executive shall have the right to revoke the Agreement during that period (the "Revocation Period"); provided, however, that Executive shall be bound by all restrictive covenants during the Revocation Period, and any breach of this Agreement by Executive during that Revocation Period shall be construed as a revocation of this Agreement.

         15. Dispute Resolution. Except as necessary to specifically enforce, or enjoin the breach of this Agreement or any provision herein (to the extent such remedies may otherwise be available), any dispute arising out of or relating to this Agreement shall be submitted to binding arbitration by one arbiter under the then existing Commercial Arbitration Rules of the American Arbitration Association in arbitration proceedings conducted in Atlanta, Georgia. The arbiter shall have no power or authority in making his award to modify, enlarge or add to the terms and provisions of this Agreement, except as otherwise expressly agreed herein. The arbiter shall provide the parties a draft of the tentative award and the reasons therefor and permit them to submit briefs supporting or challenging the tentative award. Judgment upon the final award of the arbiter shall be binding upon the parties and may be entered in any court having jurisdiction.

         16. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                      WESTPOINT STEVENS INC.


                                      By: /s/ Holcombe T. Green, Jr.
                                         ---------------------------------------
                                            Holcombe T. Green, Jr.
                                            Chairman of the Board and Chief
                                            Executive Officer



                                      /s/ Thomas J. Ward
                                      ------------------------------------------
                                      Thomas J. Ward

                                    EXHIBIT A

                                 GENERAL RELEASE


                       STATEMENT OF BACKGROUND INFORMATION

         The undersigned, Thomas J. Ward (the "Executive") entered into an Agreement and General Release (the "Agreement") dated as of October 16, 2000 with WestPoint Stevens Inc., a Delaware corporation (the "Company"), concerning the terms of Executive's employment and termination of employment with the Company. This is the release contemplated by Section 5.C of the Agreement.

                                RELEASE OF CLAIMS

         Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys, (the "Released Parties") from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney's fees and costs, or liabilities whatsoever, in law or in equity ("Claims"), which Executive ever had or now has against the Released Parties, including any Claims arising by reason of or in any way connected with any employment relationship or Employment Agreement which existed between Company, or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this General Release is intended to cover all Claims which may be traced either directly or indirectly to the aforesaid employment relationship, any change in Executive's position, title, or responsibility during that relationship, and the termination of that relationship, that Executive has, had, or purports to have, from the beginning of time to the present, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship, including, but not limited to, Claims for employment discrimination under federal or state law; Claims arising under Title VII of the Civil Rights Act, 42 U.S.C. ss. 2000(e), et seq., the Americans With Disabilities Act, 42 U.S.C. ss. 12101 et seq. or the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq.; Claims for statutory or common law wrongful discharge; Claims for attorney's fees, expenses and costs; Claims for defamation; Claims for intentional infliction of emotional distress; Claims for wages or vacation pay; Claims for benefits, including any Claims arising under the Employee Retirement Income Security Act, 29 U.S.C. ss. 1001, et seq.

         Without limiting the generality of the foregoing, Executive agrees that by executing this General Release, he has released and waived any and all Claims he has or may have as of the date of this General Release under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this General Release; that he may, before executing this General Release, consider this General Release for a period of twenty-one (21) calendar days; and that he is receiving consideration for this General Release to which he was previously not entitled. It is further understood that this General Release is not effective until seven (7) calendar days after the execution of this General Release and that Executive may revoke this General Release within seven (7) calendar days from the date of execution of this General Release.

         Executed this _____ day of _____________, 20____.


                                                  ------------------------------
                                                  Thomas J. Ward

                                    EXHIBIT B

                     Companies That are Deemed "Competitors"
                             Under Section 8(B)(iv)


Springs Industries, Inc.
Pillowtex Corporation
Mohawk Industries, Inc.
Dan River Inc.
Crown Crafts, Inc.
Burlington Industries, Inc.
Pacific Coast Apparel Company, Inc.
Glenoit
Hollander House
Hilalsal
Louisville Bedding
Revman
Croscill
Thomaston Mills, Inc.


                                      B-1